EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS SECOND QUARTER RESULTS

SANTA CLARA, Calif., Jan. 15, 2004– Extreme Networks, Inc. (Nasdaq: EXTR), a leader in Ethernet broadband networking solutions, today announced financial results for the fiscal second quarter ended Dec. 28, 2003.

Net revenue for the quarter was $83.4 million compared to $90.2 million in the second quarter of fiscal 2003. Net loss was $5.6 million and loss per share was $0.05 compared to the net loss of $19.0 million and a loss per share of $0.17 in the second quarter of fiscal 2003.

These results are in line with the Company’s preliminary expectations that were announced on December 16, 2003.

The current quarter result reflects a non-cash expense of $1.0 million included in research and development expenses related to a warrant issued to Avaya, Inc. on October 30, 2003 in conjunction with the recently announced partnership agreement between Extreme and Avaya. Results for the second quarter of last year include charges of $26.9 million related to restructuring and property and equipment write-offs.

Cash and cash equivalents and investments at the end of second quarter were $413 million, representing a $10 million increase over the prior quarter of fiscal 2004.

“During the quarter, we undertook two major activities that strengthen our position to catch the next wave in networking – the availability of our fourth generation technology, the BlackDiamond 10K chassis switch, and our strategic partnership with Avaya,” said Gordon Stitt, president and CEO. “With these achievements, and our ongoing commitment to developing innovative technology that enables our customer to build a network infrastructure that serves as a strategic asset, we are on the track to achieve our goal of renewed revenue growth.”

Extreme today also reiterated its expectations for the March 2004 quarter. The Company expects revenues to increase sequentially, to a range of $85 – $90 million. The Company also anticipates that gross margins will improve sequentially and that operating expenses will be in line with expenses in the current quarter.

Quarterly Business Highlights:

•	Extreme announced the new BlackDiamond 10K Chassis Switch

Built on its fourth generation silicon technology, the new BlackDiamond 10K switch leads the industry in extensibility, resiliency and scalability in a 10 Gigabit Ethernet platform. Equipped with a first-of-its kind modular software foundation, ExtremeWare XOS, the new BlackDiamond 10K enables customers to successfully build a next generation intelligent network core and allows them to easily migrate to a single converged network.

With the introduction of the new BlackDiamond 10K, Extreme is delivering on a unique strategy for revitalizing the network infrastructure to manage the hundreds of thousands of devices, both computing and non-computing, that will be managed from the main (core) network. This strategy includes Extreme’s Unified Access enterprise edge architecture designed to meet the needs of enterprises that have been waiting to deploy a single, secure and seamless network for both wired and wireless network access.

•	Extreme and Avaya Announce Comprehensive Strategic Alliance

Extreme and Avaya formed a comprehensive strategic alliance to provide businesses around the world with one of the broadest arrays of converged technologies and services in the industry, all through a single relationship. Together the two Companies have agreed to jointly develop and market a range of standards-based converged solutions that will integrate Avaya’s market leading IP telephony solutions and Extreme’s award-winning Ethernet platforms. As part of the alliance, Avaya will be a reseller of Extreme’s data networking portfolio and provide comprehensive planning, design, implementation and management services support through Avaya Global Services.

•	Extreme Powers New Advanced Academic Facility

Extreme’s award-winning Ethernet solutions are at the center of the new state-of-the-art John Gilbert Reese Center at Ohio State University, Newark and the Ohio Technical College. This next generation network infrastructure delivers Gigabit and 10 Gigabit speeds for a unique advanced academic environment that allows students to learn and communicate more effectively.

•	Increased Commitment to the Metro Ethernet Forum

Extreme’s strengthened its participation in the Metro Ethernet Forum with the appointment of Craig Easley to the Forum’s board of directors.

•	Extreme Participates in National Demonstration of IPv6

Extreme participated in an IPv6 Demonstration Collaborative Initiative in conjunction with the University of New Hampshire’s Interoperability Labs. Extreme Ethernet switching platforms prove “ready for deployment” with demonstrated interoperability.

Conference Call

Extreme Networks will host a conference call to discuss these results at 8:30 a.m. EDT (5:30 a.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/

Extreme Networks, Inc.

Extreme Networks delivers the most effective applications and services infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com

# # #

Extreme Networks is a registered trademark of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements about regarding future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Net revenue:
Product	$71,500	$80,470	$148,256	$171,720
Services	11,945	9,746	22,560	19,065

Total net revenue	83,445	90,216	170,816	190,785

Cost of revenue:
Product	34,105	40,109	67,537	88,495
Services	8,898	9,637	17,934	18,531

Total cost of revenue	43,003	49,746	85,471	107,026

Gross margin:
Product	37,395	40,361	80,719	83,225
Services	3,047	109	4,626	534

Total gross margin	40,442	40,470	85,345	83,759

Operating expenses:
Sales and marketing	23,611	25,577	45,436	53,049
Research and development	14,569	13,418	27,866	27,927
General and administrative	7,860	6,729	14,891	13,664
Amortization of deferred stock compensation	181	1,039	733	2,342
Restructuring charges	—	14,187	962	14,187
Property and equipment write-off	—	12,678	—	12,678

Total operating expenses	46,221	73,628	89,888	123,847

Operating loss	(5,779)	(33,158)	(4,543)	(40,088)

Other income, net	63	990	2,362	1,870

Loss before income taxes	(5,716)	(32,168)	(2,181)	(38,218)

Provision (benefit) for income taxes	(110)	(13,173)	810	(15,190)

Net loss	$(5,606)	$(18,995)	$(2,991)	$(23,028)

Net loss per share - basic and diluted	$(0.05)	$(0.17)	$(0.03)	$(0.20)

Shares used in per share calculation – basic and diluted	117,665	114,819	117,143	113,409

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 28, 2003	June 29, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$164,355	$163,617
Accounts receivable, net	24,388	26,794
Inventories, net	20,508	18,710
Prepaid expenses and other current assets	9,852	16,878

Total current assets	219,103	225,999

Property and equipment, net	67,193	73,767
Marketable securities	248,246	238,540
Other assets	31,092	11,951

Total assets	$565,634	$550,257

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,406	$19,020
Deferred revenue	50,773	48,298
Accrued warranty	8,739	10,200
Other accrued liabilities	42,871	51,190

Total current liabilities	118,789	128,708

Other long-term liabilities	19,559	22,313
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	227,286	199,236

Total liabilities and stockholders’ equity	$565,634	$550,257

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	December 28, 2003	December 29, 2002
Cash flows from operating activities:
Net income (loss)	$(2,991)	$(23,028)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10,533	14,282
Provision for doubtful accounts	(200)	—
Deferred income taxes	—	(15,200)
Amortization of deferred stock compensation	733	2,342
Amortization of intangible assets	1,261	—
Restructuring charges	962	26,865
Changes in operating assets and liabilities:
Accounts receivable	2,606	29,615
Inventories	(1,798)	(3,412)
Prepaid expenses and other current and noncurrent assets	9,323	(1,815)
Accounts payable	(2,614)	(6,884)
Deferred revenue	2,475	2,721
Accrued warranty	(1,461)	1,156
Other accrued liabilities	(11,913)	(12,470)

Net cash provided by operating activities	6,916	14,172

Cash flows from investing activities:
Capital expenditures	(4,081)	(11,584)
Purchases and maturities of investments, net	3,965	(40,966)

Net cash used in investing activities	(116)	(52,550)

Cash flows from financing activities:
Proceeds from issuance of common stock	8,404	2,025

Net cash provided by financing activities	8,404	2,025

Net increase in cash and cash equivalents	15,204	(36,353)
Cash and cash equivalents at beginning of period	44,340	71,830

Cash and cash equivalents at end of period	$59,544	$35,477